Exhibit 99.1

Contacts:

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Neil Maitland

The Abernathy MacGregor Group

212.371.5999

MORGANS HOTEL GROUP REPORTS SECOND QUARTER 2012 RESULTS

NEW YORK, NY – July 30, 2012 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for its second quarter ended June 30, 2012. The Company will host a conference call to review the quarter’s results on Tuesday, July 31, 2012 at 10:30 am.

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Adjusted EBITDA was $6.3 million in the second quarter of 2012. The Company’s quarterly operating results reflect lower hotel revenues, operating expenses and interest expense due to the sale of ownership interests in five hotels during 2011 and an EBITDA decline of $2.1 million at Hudson due to the impact of rooms out of service from the ongoing renovations.

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Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels, excluding Mondrian Los Angeles, Morgans and Sanderson, which were each impacted by non-room renovations during the quarter, increased by 2.9% in constant dollars during the second quarter of 2012.

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At Hudson, the rooms renovation is approximately 70% complete, and the Company anticipates all rooms will be renovated and in service in September 2012. Additionally, the Company is increasing the number of single room dwelling units (“SRO units”), which will be converted into guestrooms, from 23 to 31, at a cost of approximately $150,000 per room, to be completed in October 2012. With a growing number of newly renovated rooms available for guests, average daily rate (“ADR”) increased by 10.9% during the second quarter of 2012, as compared to the same period in 2011.

•	Since the end of the first quarter, the Company announced three new long-term management agreements for the following hotels:

•	Delano Marrakech, a 73 room hotel in Morocco, expected to open in September 2012;

•	Mondrian Marrakech, a 69 room hotel in Morocco, expected to open in late 2013; and

•	Hudson London at Great Scotland Yard, a 234 room hotel expected to open in early 2015.

Michael Gross, CEO of the Company, said: “During the second quarter, we made significant progress executing our growth strategy and we are excited about the momentum in our management business. We recently signed three new management contracts that, together with our previously announced expansion hotels, will increase the size of our portfolio by almost fifty percent when they open. We have significant operating leverage that we expect will allow us to generate high EBITDA margins from the growth of our management business, and we are optimistic about the pace of new deals going forward. In addition, we are nearly complete with renovations to our existing properties with the Hudson set to re-launch in the third-quarter. Overall, we are encouraged by our progress in the quarter and remain focused on executing our strategy and building long-term shareholder value.”

Second Quarter 2012 Operating Results

Adjusted EBITDA for the second quarter of 2012 was $6.3 million, a decrease of $5.4 million from the same period in 2011. During 2011, the Company sold its ownership interests in five hotels while retaining management, resulting in a $3.5 million decrease in EBITDA during the second quarter ended June 30, 2012 as compared to the same period in 2011. Additionally, displacement due to rooms out of service from the ongoing renovations at Hudson resulted in a $2.1 million decrease in EBITDA.

RevPAR at System-Wide Comparable Hotels, which excludes Delano and Hudson, decreased by 0.6% in constant dollars (1.4% in actual dollars) in the second quarter of 2012 from the comparable period in 2011. Three of the Company’s System-Wide Comparable Hotels, Morgans, Mondrian Los Angeles and Sanderson, also underwent some non-room renovation work during the second quarter of 2012 which impacted RevPAR. Excluding the results of all hotels under renovation, RevPAR increased by 2.9% in constant dollars (2.2% in actual dollars).

By region, demand was strong in the Northeast with System-Wide Comparable Hotel RevPAR, which consists of Morgans, Royalton and Ames, increasing by 7.7%. Additionally, despite the ongoing renovations at Hudson, ADR increased by 10.9% for the three months ended June 30, 2012 as compared to the same period in 2011. Mondrian SoHo, which opened in February 2011, generated an 11.8% RevPAR increase during the second quarter of 2012 as compared to the same period in 2011, driven by 9.6% ADR growth.

Revenues in Miami during the second quarter of 2012 were affected by bad weather in Florida in April but recovered in May and June. For example, Delano’s RevPAR declined by 5.1% in April 2012, and grew by 10.0% in May and 7.1% in June, compared to the same months in 2011. MHG’s West Coast hotels were affected by the closure of SkyBar at Mondrian Los Angeles due to renovations which were completed in May 2012. MHG’s London hotels were adversely impacted by the ongoing European economic crises, lower demand in the pre-Olympics period and air conditioning repairs at Sanderson, which were completed in May 2012.

Management fees increased by 94.5% in the second quarter of 2012 as compared to the same period in 2011. This increase was primarily the result of the Company’s acquisition of 90% of The Light Group in November 2011 and fees from new management agreements as a result of asset sales.

The Company also recorded decreases in total operating expenses and interest expense during the second quarter of 2012 primarily as a result of the May 2011 sales of Mondrian Los Angeles, Royalton and Morgans. MHG continues to manage these hotels pursuant to long-term management agreements, and as a result, the gains on sales are deferred and recognized over the initial terms of the respective management agreements. Additionally, due to the Company’s sale of its interest in the joint venture that owned Sanderson and St Martins Lane, which MHG continues to manage pursuant to long-term management agreements, the gain on the sale of its joint venture interest was deferred and will be recognized over the life of the management agreements. During the three months ended June 30, 2012, the Company amortized $2.0 million of deferred gains into income.

As a result of the above, MHG recorded a net loss of $13.4 million for the second quarter of 2012 compared to a net loss of $11.4 million for the second quarter of 2011.

Renovations

At Hudson, approximately 70% of the guestrooms have been renovated and are back in service. The remaining guest rooms are expected to be fully renovated and in service in September 2012. The Company also plans to convert 31 SRO units into guest rooms at an estimated cost of approximately $150,000 per room, and expects to have these new rooms in service by the end of October 2012 bringing the total number of rooms at Hudson to 865. Additionally, the Company is making progress with new food and beverage concepts at Hudson, including renovations to the existing restaurant and Hudson Bar, which the Company expects to debut in the fourth quarter of 2012. To date, the Company has spent approximately $17.5 million on room and corridor renovations, $6.8 million of which was spent in the second quarter of 2012, and intends to spend an additional $12 to $13 million to complete all of these projects at Hudson.

In addition to renovations at the Company’s owned hotels, the owners of several managed hotels have invested funds for renovations and repositionings during 2012. In Los Angeles, Mondrian’s SkyBar, the Company’s iconic outdoor bar, and the pool, were closed in early 2012 for renovations which were completed in May 2012. Sanderson underwent significant air conditioner repairs and replacements and certain technology upgrades in preparation for the 2012 Summer Olympics. This renovation work was completed in May 2012. In New York, the restaurant at Morgans was closed during the first quarter of 2012. MHG expects to reopen this venue as a newly re-concepted restaurant and lounge in the third quarter of 2012.

In its continued efforts to update its food and beverage venues, the Company has re-concepted its food and beverage offerings at Mondrian SoHo. On July 12th, the Company launched SOAKED at Mondrian SoHo, a new private rooftop cocktail bar and lounge in the penthouse, which offers fresh fruit infused cocktails and spiked fruit plates. On August 3, 2012, the Company will open Mondrian SoHo’s new restaurant, Isola Trattoria & Crudo Bar, a new coastal Italian restaurant which will feature market-fresh and locally sourced ingredients.

Development Activity

Since the end of the first quarter, the Company continued to aggressively pursue opportunities on the development front, successfully announcing three newly signed management agreements. The Company believes its pipeline of perspective deals continues to remain strong.

On June 12, 2012, the Company announced that it had entered into a 20-year management agreement for a 234 room hotel in London to be branded a Hudson, which will be located on Great Scotland Yard in St. James’s, London. Hudson London is scheduled to open in early 2015 and the Company has provided the owners a cash flow guarantee with regard to operating results once the hotel is operational. Located in the heart of Westminster, Hudson London, slated to open early 2015, will be just moments away from London’s most iconic landmarks including Westminster Abbey, Buckingham Palace, Trafalgar Square and Big Ben. Following Hudson’s flagship hotel in New York, Hudson London at Great Scotland Yard marks the beginning of the Company’s plan to introduce the brand into gateway markets around the globe. Hudson London at Great Scotland Yard will be Company’s fourth property in London, joining renowned Sanderson and St Martins Lane properties, and Mondrian London at Sea Containers House, set to open its doors early 2014.

Additionally, on June 19, 2012, the Company announced a partnership with a Moroccan entrepreneur for the management of two properties in Marrakech, Morocco — a 73 room Delano-branded hotel scheduled to open in September 2012 and a 69 room Mondrian-branded hotel scheduled to open in late 2013, both pursuant to 15-year management agreements. Under the Delano agreement, we expect to contribute $2.5 million in key money prior to the hotel opening in September 2012, which funds are refundable if the hotel fails to open by September 30, 2012, and under the Mondrian agreement, the Company agreed to contribute $2.5 million in key money upon the hotel’s opening.

With a strong infrastructure in place, the Company expects the incremental EBITDA margins for newly signed management agreements and hotels in its pipeline to approximate 90%.

MHG now has signed management agreements for eight hotels that are scheduled to open over the next three years and plans to open three of these hotels in the next eighteen months. Six of these hotels are financed.

Balance Sheet and Liquidity

MHG’s total consolidated debt at June 30, 2012, excluding the Clift lease, was $375.3 million with a weighted average interest rate of 4.5%. At June 30, 2012, MHG had $8.2 million of cash and cash equivalents and $52.0 million available under its revolving credit facility, net of $20.0 million in outstanding borrowings, and $10.0 million of letters of credit against the facility. As of June 30, 2012, total restricted cash was $6.1 million.

MHG currently has approximately $173.0 million of remaining tax net operating loss carry forwards to offset future income, including gains on future asset sales. The Company is exploring the sale of Delano’s real estate and could use the proceeds from any sale for debt reduction, growth and general working capital purposes.

2012 Outlook

MHG’s outlook is based on trends in its markets, although various factors, including uncertainty in the economy and volatility in travel and weather patterns, could result in changes to this outlook.

For 2012, we expect a 6% to 8% RevPAR increase at System-Wide Comparable Hotels, excluding hotels which were impacted by non-room renovations during the year, and a 5% to 7% increase in RevPAR including these hotels. As a reminder, the System-Wide Comparable Hotels exclude Hudson and Delano in 2012 due to the significant number of rooms out of service at Hudson in 2011 and 2012 and Delano in 2011. The Company currently estimates that the rooms renovation at Hudson will result in approximately $1 million of EBITDA displacement in the third quarter of 2012. The Company is not providing further detail on projected EBITDA at this time, given the many variables involved in both the room and food and beverage renovations at Hudson and subsequent ramp-up.

Conference Call

MHG will host a conference call to discuss the second quarter financial results on Tuesday, July 31, 2012 at 10:30AM Eastern time.

The call will be webcast live over the Internet and can be accessed at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 13537913. A replay of the call will be available two hours after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the conference ID is 13537913. The replay will be available from August 1, 2012 through August 7, 2012.

Definitions

“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarter ended June 30, 2012 and 2011 excludes Hudson and Delano, which were both undergoing renovations beginning in the third quarter of 2011 and continuing into 2012, the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which effective March 1, 2011 was no longer partially owned or managed by MHG, Mondrian SoHo, which opened in late February 2011, the San Juan Water and Beach Club, which was no longer managed by MHG effective July 13, 2011, and Hotel Las Palapas, which is a non-MHG branded hotel.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization, as further defined below.

“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization as further defined below.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, South Beach and New York, Clift in San Francisco, Ames in Boston, Sanderson and St Martins Lane in London, and a hotel in Playa del Carmen, Mexico. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion, including Delano and Mondrian in Marrakech, Morocco; Hudson and Mondrian in London, England; Delano in Cesme, Turkey; and Mondrian properties in Istanbul, Turkey; Doha, Qatar and Nassau, The Bahamas. Morgans also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future other events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements

(In thousands, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Revenues :
Rooms	$25,743	$33,485	$46,619	$64,519
Food & beverage	14,277	15,611	29,376	33,641
Other hotel	1,198	1,733	2,459	3,749

Total hotel revenues	41,218	50,829	78,454	101,909
Management and other fees	6,573	3,380	12,632	6,704

Total revenues	47,791	54,209	91,086	108,613

Operating Costs and Expenses :
Rooms	7,772	9,685	15,438	20,859
Food & beverage	11,865	13,135	24,595	28,237
Other departmental	919	1,036	1,826	2,247
Hotel selling, general and administrative	9,300	10,792	18,786	23,350
Property taxes, insurance and other	3,613	3,704	7,566	7,889

Total hotel operating expenses	33,469	38,352	68,211	82,582
Corporate expenses :
Stock based compensation	1,558	2,031	2,627	6,018
Other	7,393	6,018	14,000	12,865
Depreciation and amortization	5,897	4,199	11,610	12,572
Restructuring, development and disposal costs	2,037	3,800	4,244	8,393

Total operating costs and expenses	50,354	54,400	100,692	122,430
Operating loss	(2,563)	(191)	(9,606)	(13,817)

Interest expense, net	8,203	10,014	16,004	19,008
Equity in loss of unconsolidated joint ventures	2,706	910	3,616	10,393
Gain on asset sales	(1,995)	(620)	(3,991)	(620)
Other non-operating expenses	1,919	879	2,462	2,269

Pre tax loss	(13,396)	(11,374)	(27,697)	(44,867)
Income tax expense	121	428	314	293

Net loss from continuing operations	(13,517)	(11,802)	(28,011)	(45,160)

(Loss) Income from discontinued operations, net of tax	—	(5)	—	485

Net loss	(13,517)	(11,807)	(28,011)	(44,675)

Net loss attributable to noncontrolling interest	124	383	337	1,208

Net loss attributable to Morgans Hotel Group Co.	$(13,393)	$(11,424)	$(27,674)	$(43,467)

Preferred stock dividends and accretion	(2,718)	(2,229)	(5,368)	(4,416)

Net loss attributable to common stockholders	$(16,111)	$(13,653)	$(33,042)	$(47,883)

(Loss) income per share:
Basic and diluted from continuing operations	$(0.52)	$(0.45)	$(1.06)	$(1.55)
Basic and diluted from discontinued operations	$—	$(0.00)	$—	$0.02
Basic and diluted attributable to common stockholders	$(0.52)	$(0.45)	$(1.06)	$(1.53)

Weighted average common shares outstanding - basic and diluted	31,261	30,498	31,185	31,255

Selected Hotel Operating Statistics (1)

	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Six Months			Six Months
	Ended June 30,		%	Ended June 30,		%	Ended June 30,		%	Ended June 30,		%
	2012	2011	Change	2012	2011	Change	2012	2011	Change	2012	2011	Change
Clift
Occupancy	76.1%	77.1%	-1.3%				74.9%	75.5%	-0.8%
ADR	$230.27	$217.56	5.8%				$232.21	$216.34	7.3%
RevPAR	$175.24	$167.74	4.5%				$173.93	$163.34	6.5%

St. Martins Lane (2)
Occupancy	76.3%	69.5%	9.8%	76.3%	69.5%	9.8%	74.2%	69.1%	7.4%	74.2%	69.1%	7.4%
ADR	$377.57	$417.83	-9.6%	$376.09	$403.86	-6.9%	$359.81	$385.02	-6.5%	$359.81	$375.67	-4.2%
RevPAR	$288.09	$290.39	-0.8%	$286.96	$280.68	2.2%	$266.98	$266.05	0.3%	$266.98	$259.59	2.8%

Sanderson (2)
Occupancy	65.4%	77.4%	-15.5%	65.4%	77.4%	-15.5%	65.0%	73.2%	-11.2%	65.0%	73.2%	-11.2%
ADR	$432.31	$470.36	-8.1%	$430.60	$454.63	-5.3%	$404.92	$439.31	-7.8%	$404.92	$428.64	-5.5%
RevPAR	$282.73	$364.06	-22.3%	$281.61	$351.88	-20.0%	$263.20	$321.57	-18.2%	$263.20	$313.76	-16.1%

Shore Club
Occupancy	61.5%	64.7%	-4.9%				66.0%	64.8%	1.9%
ADR	$276.32	$289.43	-4.5%				$314.36	$314.96	-0.2%
RevPAR	$169.94	$187.26	-9.3%				$207.48	$204.09	1.7%

Mondrian South Beach
Occupancy	62.2%	64.1%	-3.0%				71.5%	67.4%	6.1%
ADR	$251.79	$240.69	4.6%				$290.45	$271.23	7.1%
RevPAR	$156.61	$154.28	1.5%				$207.67	$182.81	13.6%

Ames
Occupancy	82.5%	81.8%	0.9%				72.7%	70.1%	3.7%
ADR	$268.80	$229.90	16.9%				$234.18	$208.64	12.2%
RevPAR	$221.76	$188.06	17.9%				$170.25	$146.26	16.4%

Morgans (3)
Occupancy	84.6%	92.9%	-8.9%				77.3%	85.9%	-10.0%
ADR	$301.38	$274.40	9.8%				$271.35	$256.70	5.7%
RevPAR	$254.97	$254.92	0.0%				$209.75	$220.51	-4.9%

Royalton (3)
Occupancy	90.3%	91.4%	-1.2%				85.1%	86.1%	-1.2%
ADR	$329.07	$301.48	9.2%				$295.99	$278.92	6.1%
RevPAR	$297.15	$275.55	7.8%				$251.89	$240.15	4.9%

Mondrian LA (3)
Occupancy	79.4%	80.7%	-1.6%				76.1%	78.3%	-2.8%
ADR	$271.51	$270.90	0.2%				$268.15	$271.97	-1.4%
RevPAR	$215.58	$218.62	-1.4%				$204.06	$212.95	-4.2%

System-wide Comparable Hotels
Occupancy	73.7%	75.4%	-2.3%	73.7%	75.4%	-2.3%	73.2%	73.4%	-0.3%	73.2%	73.4%	-0.3%
ADR	$292.73	$290.27	0.8%	$292.45	$287.67	1.7%	$290.99	$287.18	1.3%	$290.99	$285.43	1.9%
RevPAR	$215.74	$218.86	-1.4%	$215.54	$216.90	-0.6%	$213.00	$210.79	1.1%	$213.00	$209.51	1.7%

Hudson (4)
Occupancy	73.6%	95.6%	-23.0%				66.8%	85.7%	-22.1%
ADR	$249.40	$224.96	10.9%				$212.32	$196.86	7.9%
RevPAR	$183.56	$215.06	-14.6%				$141.83	$168.71	-15.9%

Delano (4)
Occupancy	71.5%	71.6%	-0.1%				71.3%	70.9%	0.6%
ADR	$465.46	$464.78	0.1%				$528.28	$524.01	0.8%
RevPAR	$332.80	$332.78	0.0%				$376.66	$371.52	1.4%

Mondrian SoHo (5)
Occupancy	86.0%	84.3%	2.0%				74.2%	77.2%	-3.9%
ADR	$325.93	$297.31	9.6%				$302.18	$285.44	5.9%
RevPAR	$280.30	$250.63	11.8%				$224.22	$220.36	1.8%

Hotel Las Palapas (6)
Occupancy	59.7%	59.5%	0.3%	59.7%	59.5%	0.3%	76.8%	73.2%	4.9%	76.8%	73.2%	4.9%
ADR	$142.47	$138.78	2.7%	$145.32	$122.53	18.6%	$155.80	$153.03	1.8%	$155.80	$137.10	13.6%
RevPAR	$85.05	$82.57	3.0%	$86.76	$72.91	19.0%	$119.65	$112.02	6.8%	$119.65	$100.36	19.2%

(1)	Not included in the above table are the operating statistics of San Juan Water and Beach Club, which the Company ceased managing effective July 13, 2011, and Hard Rock Hotel & Casino, which the Company ceased managing effective March 1, 2011.
(2)	MHG and Walton MG London Hotels Investors V, L.L.C., each 50/50 joint venture partners, sold the Sanderson and St Martins Lane hotels in November 2011. MHG continues to manage these hotels pursuant to long-term management agreements.
(3)	MHG sold these hotels in May 2011 and continues to manage the hotels pursuant to long-term management agreements.
(4)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under major renovation.
(5)	MHG began managing this hotel when it opened in February 2011. Statistics are for the period MHG operated the hotel.
(6)	This hotel is not a Morgans Hotel Group branded hotel and MHG believes that the hotel operating data for this hotel does not provide a meaningful depiction of the performance of its branded hotels.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expenses (income) that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:

•

Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives, costs of financings, transaction costs related to business acquisitions and sales, litigation and settlement costs and other items such as proceeds from the sale of condominium units and related costs that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated, changes in the fair value of promissory notes issued in connection with the acquisition of the 90% controlling interest in The Light Group, and non-cash impairment charges recognized by unconsolidated joint ventures in which the Company is an equity investee;

•

Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects, the write-off of abandoned development projects resulting primarily from events generally outside management’s control, such as the tightening of credit markets, and severance costs related to restructuring initiatives. We believe that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA;

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Impairment loss on development projects and hotels and receivables from unconsolidated joint ventures: these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to our assets under development, wholly-owned assets, or our investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results;

•	EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;

•	EBITDA related to hotels reported as discontinued operations to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect ownership interest;

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of our assets; and

•

Gains recognized on asset sales, as we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, we believe material gains or losses from the net book value of disposed assets is not particularly meaningful given that the depreciated asset value on which the gains are calculated often does not reflect market value of the assets.

We also make an adjustment to EBITDA for hotels in which our percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on our actual ownership. In this respect, our method of calculating Adjusted EBITDA has changed from prior quarters, and calculations of Adjusted EBITDA will continue to vary from quarter to quarter to reflect changing ownership interests.

We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.

The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our financial measures under accounting principles generally accepted in the United States, or U.S. GAAP, and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net loss attributable to Morgans Hotel Group Co.	$(13,393)	$(11,424)	$(27,674)	$(43,467)
Interest expense, net	8,203	10,014	16,004	19,008
Income tax expense	121	428	314	293
Depreciation and amortization expense	5,897	4,199	11,610	12,572
Proportionate share of interest expense from unconsolidated joint ventures	1,475	1,905	2,820	4,716
Proportionate share of depreciation expense from unconsolidated joint ventures	939	1,386	1,881	3,578
Proportionate share of depreciation expense of noncontrolling interests in consolidated joint ventures	—	(85)	—	(183)
Net loss attributable to noncontrolling interest	(423)	(369)	(879)	(1,411)
Proportionate share of (loss) income from unconsolidated joint ventures not recorded due to negative investment balances	(1,327)	(130)	(2,663)	7,007

EBITDA	1,492	5,924	1,413	2,113

Add : Other non operating expense	1,919	879	2,462	2,269
Add : Other non operating expense from unconsolidated joint ventures	2,399	809	3,074	757

Add: Restructuring, development and disposal costs	2,037	3,800	4,244	8,393
Less : EBITDA from Clift, a leased hotel	(1,067)	(1,054)	(2,534)	(2,129)
Add : Stock based compensation	1,558	2,031	2,627	6,018
Less: Gain on asset sales	(1,995)	(620)	(3,991)	(620)
Less: Loss (income) from discontinued operations	—	5	—	(485)

Adjusted EBITDA	$6,343	$11,774	$7,295	$16,316

Impact of Asset Sales and Terminated Joint Venture Interests:
Sold Hotels EBITDA (1)	$—	$1,476	$—	$3,401
Sold Hotels Management Fees - Post-Sale (2)	711	415	1,260	415
Joint Venture Asset Sales (3)	—	2,307	—	4,001
Hard Rock Hotel & Casino EBITDA (4)	—	—	—	300
Hard Rock Hotel & Casino Management Fees (5)	—	—	—	832

Impact to Adjusted EBITDA, After Asset Sales and Hard Rock	$711	$4,198	$1,260	$8,949

(1)	Reflects the EBITDA of Mondrian Los Angeles, Royalton and Morgans, the three hotels sold by the Company in May 2011, through their respective dates of sale. This hotel EBITDA is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation.
(2)	Reflects the management fees earned by the Company from the date of sale of each of Mondrian Los Angeles, Royalton and Morgans through the end of the period.
(3)	Reflects the EBITDA of Sanderson and St Martins Lane, the two London hotels the Company owned through a 50/50 joint venture until November 2011, when the joint venture was sold. The amounts reflected are the Company's 50% share of the hotels' EBITDA. MHG continues to manage these hotels.
(4)	Reflects the EBITDA of the hotel for the period the Company owned a minority interest. Effective March 1, 2011, the Company no longer had an ownership interest in this hotel.
(5)	Reflects the management fees earned by the Company during the period it operated the hotel. Effective March 1, 2011, the Company ceased managing this hotel.

Hotel EBITDA Analysis (1)

(In thousands, except percentages)

	Three Months			Six Months
	Ended June 30,		%	Ended June 30,		%
	2012	2011	Change	2012	2011	Change
Clift	$1,067	$1,054	1%	$2,534	$2,129	19%
Shore Club	(9)	98	-109%	141	237	-41%
Mondrian South Beach	31	89	-65%	667	630	6%
Ames	118	135	13%	(22)	30	173%

Owned and Joint Venture Comparable Hotels (2)	1,207	1,376	-12%	3,320	3,026	10%

Morgans (3)	—	24	n/m	—	(154)	n/m
Royalton (3)	—	638	n/m	—	254	n/m
Mondrian Los Angeles (3)	—	814	n/m	—	3,301	n/m
St Martins Lane (4)	(384)	1,272	-130%	(587)	2,339	-125%
Sanderson (4)	(328)	1,035	-132%	(682)	1,662	-141%

Sold Hotels	(712)	3,783	-119%	(1,269)	7,402	-117%

Total System-Wide Comparable Hotels	495	5,159	-90%	2,051	10,428	-80%

Hudson (5)	3,962	6,106	35%	429	4,176	90%
Delano (5)	3,381	3,750	-10%	8,433	9,138	-8%
Hard Rock - Joint Venture (6)	—	—	n/m	—	300	n/m
Mondrian SoHo - Joint Venture (7)	640	432	48%	712	467	52%

Total Hotels	$8,478	$15,447	-45%	$11,625	$24,509	-53%

(1)	For joint venture hotels, represents MHG's share of the respective hotels' EBITDA, after management fees.
(2)	Reflects System-Wide Comparable Hotels that are owned or partially owned by MHG.
(3)	In May 2011, MHG sold these three hotels. Information is for the period MHG owned the hotels, and is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation.
(4)	In November 2011, MHG and Walton Street, each 50/50 joint venture partners, sold the joint venture entity that owned the Sanderson and St Martins Lane hotels. Amounts in 2011 represent MHG's share of the respective hotels' EBITDA, after management fees. Amounts in 2012 represent MHG's respective hotels' food and beverage EBITDA, after management fees. Following the sale of the joint venture entity, MHG continues to own and operate the food and beverage venues at the hotels under a lease agreement with the hotel owner.
(5)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under renovation.
(6)	MHG had a minority ownership interest in this hotel until March 1, 2011. Information is for the period MHG had an ownership interest in the hotel.
(7)	This hotel opened in February 2011. Information is for the period the hotel was open.

Owned Hotel Room Revenue Analysis

(In thousands, except percentages)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2012	2011	Change	2012	2011	Change
Hudson (1)	$13,938	$16,326	-15%	$21,538	$25,467	-15%
Delano (1)	5,875	5,873	0%	13,307	13,039	2%
Clift	5,930	5,677	4%	11,774	10,998	7%

Total Owned Hotels (2)	$25,743	$27,876	-8%	$46,619	$49,504	-6%

Owned Hotel Revenue Analysis

(In thousands, except percentages)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2012	2011	Change	2012	2011	Change
Hudson (1)	$16,508	$20,326	-19%	$26,048	$32,281	-19%
Delano (1)	11,477	11,928	-4%	25,513	25,992	-2%
Clift	8,703	8,431	3%	17,796	17,181	4%

Total Owned Hotels (2)	$36,688	$40,685	-10%	$69,357	$75,454	-8%

(1)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under renovation.
(2)	Does not include revenue from the three hotels sold in May 2011, Royalton, Morgans or Mondrian Los Angeles, for the period owned during the year ended December 31, 2011, as these hotels are no longer owned hotels.

Balance Sheets

(In thousands)

	June 30,	December 31,
	2012	2011 (1)
		(restated)
ASSETS:
Property and equipment, net	$301,399	$289,169
Goodwill	66,572	66,572
Investments in and advances to unconsolidated joint ventures	13,009	10,201
Cash and cash equivalents	8,248	28,855
Restricted cash	6,149	9,938
Accounts receivable, net	12,319	10,827
Related party receivables	5,946	4,142
Prepaid expenses and other assets	6,876	5,293
Deferred tax asset, net	78,779	78,778
Other, net	46,567	51,669

Total assets	$545,864	$555,444

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$463,385	$439,905
Accounts payable and accrued liabilities	33,750	36,576

Deferred gain on asset sales	144,644	148,760

Other liabilities	14,153	14,394

Total liabilities	655,932	639,635

Redeemable noncontrolling interest	6,123	5,448
Commitments and contingencies

Total Morgans Hotel Group Co. stockholders’ deficit	(123,136)	(97,463)
Noncontrolling interest	6,945	7,824

Total stockholders' deficit	(116,191)	(89,639)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$545,864	$555,444

(1)	The 2011 balance sheet has been restated for the final purchase price allocation of the Company's acquisiton of a 90% controlling interest in The Light Group, which was acquired in November 2011.